UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)     March 22, 2006

                             AURORA GOLD CORPORATION
             (Exact name of registrant as specified in its charter)


   Delaware                          0-24393               13-3945947
   (State or other jurisdiction      (Commission           (IRS Employer
   of incorporation)                 File Number)          Identification No.)


30 Ledgar Road, Balcatta, WA, Australia                    6021
(Address of principal executive offices)                   (Zip Code)

Registrant's Telephone Number, Including the area code:    (+61) 8 9240-2836


(Former name or former address, if changed from last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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AURORA GOLD CORPORATION
-----------------------

Item 1.01 Entry into a Material Definitive Agreement

Aurora Gold Corporation ("Aurora Gold"), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Para, Brazil is pleased to announce that the Company's wholly owned Brazilian subsidiary, Aurora Gold Mineracao Ltda, has entered into a Memorandum of Understanding ("MOU") over the Piranhas property in the Municipality of Itaituba, Tapajos Gold Province, State of Para, Brazil.

The  Piranhas  property  is  located approximately 50 km NE of the company's Sao
Domingos property and 20 km west of the Brazauro Resources Corporation's Tocantinzinho property.

The property is located within the highly prospective Parauari Intrusive Suite, which is the host of several gold deposits and showings within the Southern Tapajos. Limited lithological inspection has shown the area to host mineralised quartz veins. The dominant North and NNW structures are thought to represent relicts of the original mineralising event. Preliminary investigation of the property area has confirmed the existence of mineralised quartz veins and stockwork systems within these Intrusive Granite Suites.

The Tapajos Gold Province of the Amazonian Craton has produced approximately 600 metric tonnes of gold in the past 40 years. The province is a major magmatic province and contains more than 100 gold deposits and occurrences, generally hosted in granitiods of different paleo-proterozoic ages and affinities, as well as by gneisses, felsic to intermediate volcanic sand, minor gabbroic and metavolcanic-sedimentary rocks. Most of the deposits are gold bearing quartz veins, with stockworks and disseminations occurring to a lessor extent.

The southern part of the Tapajos Gold Province is host to a series of gold projects typically hosted in orogeneic gneisses of the Cuiu-Cuiu Complex and granites of the Parauari and Creporizao Intrusive Suites.

Based on the historical occurrences of gold deposits in similar geological settings within this region of the Tapajos Gold province, Aurora Gold is confident that the hard rock potential for the Piranhas property will define a series of large tonnage economic gold ore bodies, and is currently conducting further preliminary exploration to define drill targets for the near future.

The MOU provides Aurora Gold Mineracao Ltda with a 180 day review period to access the gold potential of the property. If Aurora Gold Mineracao decides to proceed with acquiring a 100 percent interest in the title to the mineral rights then Aurora Gold Mineracao would give notice to the vendors of its intention to acquire title to the mineral rights at least five days prior to the expiration of the aforementioned period. Aurora Gold Mineracao and the Vendors would then enter into an Option Agreement for the Assignment and transfer of the mineral rights.

The terms of the Piranhas option agreement, as specified in the MOU, allow Aurora Gold Mineracao to perform geological surveys and assessment work necessary to ascertain the existence of possible mineral deposits which may be economically mined and to earn a 100% interest in the Piranhas project mineral rights via structured cash payments. The total option agreement payments for the licence are structured as follows: June 30, 2006 - USD $30,000; July 21, 2006 - USD $70,000; July 21, 2007 - USD $120,000; July 21, 2008 - USD $180,000;
July 21, 2009 - USD $1,600,000 for a total of USD $2,000,000. The vendor will have a 1.5% Net Smelter Royalty. The option agreement can be terminated at any time upon written notice to the vendor and Aurora Gold Mineracao will be free of any and all payment commitments yet to be due.

Aurora Gold Corporation is a mineral exploration company focusing on its newly acquired gold exploration property in the Tapajos Gold Province, State of Para, Brazil whose stock trades under the symbol "ARXG" on the NASD OTC Bulletin Board in the United States of America, and under the


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symbols  "A4G.FSE"  and  "A4G.ETR"  on  the  Frankfurt  and  "A4G.BER"  on  the
Berlin-Bremen  Stock  Exchanges  in  Germany.

Item 9.01       Financial Statements and Exhibits

(d)     Exhibits:

99.1 Aurora Gold Corporation news release issued March 22, 2006 and disseminated through the facilities of recognized newswire services.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             AURORA GOLD CORPORATION

Date: March 22, 2006                         by: /s/ A. Cameron Richardson
      --------------                             -------------------------
                                                     A. Cameron Richardson
                                                     CFO and Director


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